Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS FIRST QUARTER RESULTS

First Quarter Net Sales and Earnings Reach Record Levels

Diluted EPS of $0.53 More Than Double Prior Year Quarter

Global Retail Comps Up 19.4%

Raises Fiscal 2010 Diluted EPS Guidance to $2.55 to $2.65

Richardson, TX. May 11, 2010 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported net sales and earnings for the thirteen-week period ended April 3, 2010 (“First Quarter”).

First Quarter Results (2010 vs 2009):

•	Net sales increased 21.7% (17.5% in constant dollars) to $393.2 million compared to $323.0 million;

•	Gross profit margin rose 340 basis points to 55.8% of net sales, compared to 52.4% of net sales;

•	Operating income increased 115.4% to $51.3 million, or 13.0% of net sales, compared to $23.8 million, or 7.4% of net sales;

•	Net income increased 107.3% to $35.9 million compared to $17.3 million; and

•	Diluted earnings per share rose 103.8% to $0.53 per diluted share on 68.0 million shares compared to $0.26 per diluted share on 66.7 million shares.

Mike Kovar, Executive Vice President and Chief Financial Officer, stated, “We are pleased to report a great start to 2010 with record First Quarter net sales and earnings. Improving economic conditions, global retail comps of 19.4% as well as significant sales increases in our wholesale business proved to be a winning combination. During the quarter, we continued to gain market share by leveraging our global platform and design innovation. This was especially evident in North America and Asia, but we also saw considerable strengthening in our European wholesale businesses. Our retail stores continue to deliver outstanding comp results and, combined with our expanding on-line and catalog activities, are generating a lot of excitement for the FOSSIL® brand.”

“Our strong balance sheet puts us in a great position to continue to fuel the momentum we are currently experiencing,” Mr. Kovar continued. “While we expect to see improving operating leverage during 2010, we will also continue to invest in our businesses to support our long term growth goals, expand our market share and broaden our global footprint. We expect fiscal 2010 to represent a strong year for Fossil.”

Operating Results

Worldwide net sales rose by 17.5% on a constant dollar basis during the First Quarter as a result of strong sales growth in the Company’s direct to consumer and North America wholesale segments. In comparison to the prior year quarter, the translation impact of a weaker U.S. dollar increased the Company’s reported net sales by approximately $13.5 million during the First Quarter.

Direct to consumer net sales for the First Quarter increased by 29.6% on a constant dollar basis in comparison to the prior year quarter, primarily the result of constant dollar comparable store sales gains of 19.4% and a 9.2% increase in the average number of company-owned stores open during the First Quarter. Net sales from the Company’s e-commerce businesses also increased 26.3% on a constant dollar basis for the First Quarter in comparison to the prior year quarter.

Net sales in the North America wholesale segment, which consists of the Company’s operations in the U.S., Canada and Mexico, increased by 29.8% on a constant dollar basis for the First Quarter in comparison to the prior year quarter. Replenishment orders, continued innovation and an upturn in the watch category contributed to the sales increase. While capitalizing on innovation in style and materials introduced throughout 2009, the Company is capturing an increased market share of an increasing watch business in the U.S. department stores as consumers are allocating more of their discretionary spending toward the watch category. Overall watch sales increased by 50.1% for the First Quarter in comparison to the prior year quarter with sales volume growth across all major watch brands. The strongest performances were delivered by MICHAEL KORS®, FOSSIL and MICHELE®. North America wholesale accessory sales volumes increased by 6.5% for the First Quarter in comparison to the prior year quarter primarily the result of increased shipments of FOSSIL accessory jewelry, men’s leather products and footwear, partially offset by a slight sales volume decline in Fossil women’s leather products.

Internationally, Asia Pacific wholesale sales volumes increased 10.8% on a constant dollar basis principally due to further market penetration in Korea as well as double-digit growth in Japan. The Asia Pacific wholesale results included a $4 million sales return from the Company’s third party distributor in Korea as part of the transition of this market to a Company-owned subsidiary. European wholesale shipments decreased 1.3% in constant dollars primarily due to sales volume declines in FOSSIL and DKNY® watches and jewelry, partially offset by sales volume growth in all other licensed brand watches and FOSSIL leather products.

Gross profit increased by 29.5% to $219.4 million as a result of increased sales and gross profit margin expansion. Gross profit margin increased 340 basis points to 55.8% in the First Quarter compared to 52.4% in the prior year quarter with a weaker U.S. dollar contributing 130 basis points to the improvement. First Quarter gross profit margin also benefited from reduced levels of low margin sales through off-price liquidation channels and an increase in the sales mix of higher margin licensed watch products and direct to consumer sales in comparison to the prior year quarter. During the First Quarter, direct to consumer sales increased to 22.4% of consolidated net sales in comparison to 20.6% of consolidated net sales in the prior year quarter.

First Quarter operating expenses expressed as a percentage of sales decreased to 42.8% compared to 45.1% in the prior year quarter. Total operating expenses increased by $22.6 million, which included a $5.1 million unfavorable impact from the translation of foreign-based expenses as a result of the weaker U.S. dollar as compared to the prior year quarter. On a constant dollar basis, operating expenses increased $17.5 million, primarily the result of increased sales. The Company’s wholesale and corporate cost areas accounted for $7.5 million and $3.6 million, respectively, of the increase while the Company’s direct to consumer business operating expenses increased by $6.4 million. Expense increases associated with the Company’s wholesale segments were primarily attributable to increased payroll and marketing expenses. Expense increases within the Company’s direct to consumer segment were primarily attributable to store growth.

Increased net sales, improved gross profit margin and operating expense leverage resulted in a 115.4% increase in operating income for the First Quarter. As a percentage of sales, operating income increased to 13.0% in the First Quarter, compared to 7.4% in the prior year quarter. During the First Quarter, operating income was favorably impacted by approximately $5.1 million as a result of the translation of foreign-based sales and expenses into U.S. dollars.

Other income (expense) decreased unfavorably by $2.5 million during the First Quarter in comparison to the prior year quarter principally as a result of lower levels of foreign currency transaction gains experienced in the First Quarter as compared to the prior year quarter.

The Company’s income tax expense for the First Quarter was $15.7 million, resulting in an effective income tax rate of 30.4%. For the comparable prior year quarter, income tax expense was $9.3 million, resulting in an effective rate of 35.0%. The Company estimates its fiscal year 2010 effective tax rate will approximate 35%, excluding any discrete events.

First Quarter net income increased by 107.3% to $35.9 million, or $0.53 per diluted share, inclusive of a favorable $0.05 per diluted share impact related to the weaker U.S. dollar.

Selective Balance Sheet Information

At April 3, 2010, cash, cash equivalents and securities available for sale totaled $458.2 million compared to $202.9 million at the end of the prior year quarter and the Company had $7.9 million of debt at the end of the First Quarter. Continued inventory control measures and better than anticipated sales resulted in a 12.2% decrease in inventory to $250.3 million at the end of the First Quarter compared to $285.1 million in the prior year quarter. Accounts receivable increased by 3.3% to $163.7 million at April 3, 2010 compared to $158.4 million at the end of the prior year quarter, primarily due to an increase in wholesale shipments during the First Quarter versus the comparable prior year quarter. First Quarter days sales outstanding for the Company’s wholesale segments was 47 days in comparison to 54 days in the prior year quarter.

Sales and Earnings Guidance

As the Company continues to grow its retail store base and e-commerce businesses, sales from its direct to consumer segment are expected to increase as a percentage of the total sales mix, benefiting the Company’s profitability in the fourth quarter, generally at the expense of the first and second quarters when, due to seasonality, it is more difficult to leverage direct to consumer expenses against direct to consumer sales. For the second quarter of fiscal 2010, the Company expects reported and constant dollar year-over-year net sales to increase in a range of 20% to 22%. Second quarter fiscal 2010 diluted earnings per share are expected to be in a range of $0.32 to $0.34.

For fiscal year 2010, the Company expects reported net sales to increase year-over-year in a range of 12% to 14% with constant dollar sales increasing in a range of 14% to 16%, resulting in operating margin expanding to the 15.0% to 15.5% range compared to operating margin of 13.7% in fiscal 2009. Diluted earnings per share for fiscal year 2010 are expected to be in a range of $2.55 to $2.65. This range includes an unfavorable currency impact of approximately $0.10 per diluted share primarily related to the translation impact of an average stronger dollar for the full year, net of expected hedging gains. The Company’s forward guidance is based upon the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates. Specific to the euro/U.S. dollar currency exchange rate, the Company’s guidance is predicated upon a 1.28 rate for the balance of fiscal year 2010.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lowered levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, cold weather products, apparel and footwear. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 100 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of 59 independent distributors. The Company also distributes its products in over 350 Company owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

Consolidated Income Statement Data (in 000’s):	For the 13 Weeks Ended	For the 13 Weeks Ended
	April 3, 2010	April 4, 2009
Net sales	$393,228	$323,027
Cost of sales	173,810	153,648

Gross profit	219,418	169,379
Selling expenses	124,855	108,087
Administrative exp	43,301	37,489

Operating income	51,262	23,803
Interest expense	57	63
Other income – net	405	2,893
Tax provision	15,703	9,313

Net income	$35,907	$17,320

Basic earnings per share	$0.54	$0.26

Diluted earnings per share	$0.53	$0.26

Weighted average shares Outstanding :
Basic	67,039	66,554

Diluted	67,953	66,742

Consolidated Balance Sheet Data (in 000's):	April 3, 2010	April 4, 2009
Working capital	$744,518	$576,397
Cash, cash equivalents and securities available for sale	458,156	202,916
Accounts receivable	163,665	158,404
Inventories	250,321	285,082
Total assets	1,274,220	1,048,661
Short-term debt	3,565	4,849
Deferred taxes and other long-term liabilities	61,357	79,451
Stockholders’ equity	1,000,869	814,352

Sales Mix Breakdown (in 000’s)	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
	April 3, 2010	April 4, 2009	April 3, 2010	April 4, 2009
Wholesale:
North America	$153.8	$117.5	39.1%	36.4%
Europe	112.5	107.4	28.6%	33.2%
Asia Pacific	38.7	31.6	9.9%	9.8%

Total wholesale	305.0	256.5	77.6%	79.4%
Direct to consumer	88.2	66.5	22.4%	20.6%

Total net sales	$393.2	$323.0	100.0%	100.0%

END OF RELEASE